EXHIBIT 10.70

A D D E N D U M

BETWEEN :

COMPLEXE RUE UNIVERSITÉ S.E.C., limited partnership, having its head office at 8550, Pie-IX boulevard, Montreal (Quebec) Canada, H1Z 4G2 herein acting and represented by Vincent Chiara, duly authorized for the purpose hereof as he so declared ;

Hereinafter referred to as the « Landlord »

AND :

PC MALL CANADA INC., a Canadian corporation having its head office at 1100, University, 2[e] floor, Montreal, (Quebec) Canada, herein acting and represented by Kris Rogers, President, duly authorized for the purpose hereof as he so declared ;

Hereinafter referred to as the « Tenant »

AND :

PC MALL INC., a US corporation having his its head office at Torrance, CA, USA, herein acting and represented by Ted Sanders, Chief Financial Officer, duly authorized for the purpose hereof as he so declared ;

« Hereinafter referred to as the « Guarantor »

PREAMBLE

WHEREAS PC MALL CANADA INC. is presently the Tenant and occupies the 2e floor of the property situated at 1100, University Street, Montreal, in virtue of a lease entering between the Tenant and CANAPREV INC. (previous landlord of the property) dated June 11th 2003 ;

WHEREAS PC MALL CANADA INC. offered to lease from the Landlord the 3rd floor of the hereinabove mentioned property, in virtue of an Offer to lease dated December 23rd 2003 and accepted by the Landlord on December 31st 2003 ( hereinafter referred to as the “Offer to Lease” ) ;

WHEREAS the parties agree to modify the Lease Agreement enter into on 11th of June 2003 as to refer to as the Lease to include the terms and conditions of the Offer to Lease ;

WHEREAS, in virtue of the terms of Article 26.3 of the Lease, the Tenant had reserved his right to exercise a right of first refusal on the 3rd floor of the property ;

WHEREAS, in virtue of the terms of Article 23.1 of the Lease, the parties agreed that the terms of the Lease could be modified with a written consent of both parties ;

AGREEMENT

1.	The preamble shall form into a part of the present agreement.

2.	The parties agree to modify the terms of the Lease dated June 11th 2003 as follow:

3.	ARTICLE 1 :

Add as the second paragraph of Article 1.1 the following paragraph:

The landlord hereby leases to the Tenant an area of twenty-one thousand four hundred and fifty-three square feet (21,453 sq.ft.) which area includes the Tenant’s proportion of service and common areas (the “Leased Premises on the 3rd floor”), measured by an expert of the Landlord according to the rules of measurement known as the “BOMA” standards. The leased Premises, as shown hatched on the plan attached hereto as Schedule “A-1” are located on the third (3rd) floor of the building situated at 1100, University Street, in the city of Montreal, province of Quebec (the building and land being hereinafter referred to as the “Property”).

Add as second paragraph of Article 1.2 the following paragraph:

The Tenant shall be entitled to take possession of the Leased Premises on the third floor as soon as possible. The Landlord’s work described in Schedule “B-1” herein shall be completed, by no later than February 2nd, 2004 in order for the Tenant to install its furniture, fixtures and equipment, construct its leasehold improvements and subsequently to conduct its normal business affairs therein (hereinafter referred to as the “Occupation Date of the Third Floor”). This occupancy of the Premises of the third (3rd) floor is allowed free of charge, consequently the Tenant shall not pay any Base Rent and additional rentals (as they are further defined) during the said period.

4.	ARTICLE 2 :

Add as second paragraph of Article 2.1 the following paragraph:

The term of the Lease for the third (3rd) floor shall be a period of four years and two (2) months (the Term), commencing on May first (1st), 2004 or at such later date as when the construction of the Premises shall be completed in order for the Tenant to conduct its normal business affairs (the “Commencement Date for the third (3rd) floor”) and terminating on June 30, 2008 (the Expiration of the Term”) unless sooner terminated in accordance with the provisions of the Lease.

5.	ARTICLE 3 :

Replace the first paragraph of Article 3.1 by the following paragraph :

Throughout the Term for the second (2nd) floor, the Tenant shall pay to the Landlord, without any deduction, set-off, reduction or abatement of any nature whatsoever, a minimum rent of ten dollars per square foot (10,00$/sq.ft) ( the “Minimum Rent for the second floor”) .

Add as second and third paragraphs of Article 3.1 the following paragraphs:

Throughout the term for the third (3rd) floor, the Tenant shall pay to the Landlord, without any deduction, set-off, reduction or abatement of any nature whatsoever, a minimum rent of twelve dollars per square foot (12,00$/sq.ft) (the “Minimum rent for the third (3rd) floor”).

The “Minimum Rent for the second floor” and the “Minimum rent for the third (3rd) floor” can be referred to as the “Minimum Rent” when it is required.

Add as third paragraph of Article 3.2 the following paragraph:

The Minimum rent for the third (3rd) floor and Additional rent shall be payable in Canadian dollars in advance in twelve (12) equal consecutive monthly payments, the first (1st) of every month. The payment is payable on the Commencement Date for the third (3rd) floor. In the event the first or the last day of the term is not respectively the first or the last day of a calendar month, or that the Base rent is not payable on the first day of the month, then for that part of the month, the Base rent shall be adjusted on a “per diem” basis.

Add as second paragraph of Article 3.4 the following paragraph:

Notwithstanding the provisions of the second paragraph of Section 3.1 hereinabove, the months of May and June 2004 shall be entirely free of Minimum rent for the third (3rd) floor (hereinafter referred to as the “Free Rent Period for the third (3rd) floor).

6.	ARTICLE 5 :

Modify sub-paragraph a) of paragraph 5.1.5 titled « Parking » the following way:

Replace everywhere needed in the said sub-paragraph a) :

« …eleven (11) unreserved parking spaces … »

by :

« … twenty-two unreserved parking spaces … »

7.	ARTICLE 6 :

Add at the end of the first paragraph of Article 6.1 the following phrase :

The Leased Premises of the third floor shall be used as office accommodations, training centre and customer contact centre.

8.	ARTICLE 7 :

Add at the end of the paragraph 7.1 the following words :

… and Schedule “B-1” hereof.

Modify the first phrase of the paragraph 7.2 for the following phrase:

Any and all other modifications or improvements to the Leased Premises other than those described in Schedule “B” and Schedule “B-1”, including the Tenant’s work required to enable it to occupy the Leased Premises and carry on its business (therein “The Tenant’s work”), shall be the responsibility of the Tenant who shall effect them at its own expense.

Add the following paragraph 7.9 after paragraph 7.8 :

9.	7.9 LEASEHOLD IMPROVEMENTS FOR THE THIRD (3rd ) FLOOR

The Landlord shall pay to the Tenant a lump sum of nine dollars and fifty cents per square foot (9,50$/sq.ft.) of the Leased Premises on the 3rd floor (hereinafter referred to as the “Lump Sum”) in order to enable the Tenant to built its leasehold improvements. Any amount attributable to the Goods and Services Tax or any other similar tax shall be added to the Lumps Sum and paid by the Landlord. Said Lump Sum shall be due and payable upon the completion of the leasehold improvements.

Add as second paragraph of Article 13.1 the following paragraph:

If the Landlord consent, the Tenant may install signage with its designation and its logo onto the sides of the Building facing the Rene-Levesque Boulevard and the University Street. The signs shall have a size permitted by applicable laws and by-laws. The Tenant shall submit to the Landlord a detailed sketch indicating the colors, characters, logos and dimension of the sign. The Tenant shall, at its costs, obtain all necessary approvals and permits for the installation of said sign (s). Shall sign(s) shall be maintained by the Tenants and shall be and remain the Tenant’s property.

10.	ARTICLE 22 : RELOCATION

Annul paragraph 22.1 titled « Relocation during the Term ».

11.	ARTICLE

Add as second paragraph of Article 24.5 the following paragraph:

The Tenant and the Landlord state that no real estate broker involved is in Leasing Premises for the 3rd floor. The standard fee resulting from the transaction shall be entirely paid by the Landlord to Michael Heller, Attorney.

12.	GUARANTOR

The undersigned, PC MALL INC. (the “Guarantor”) duly represented to these presents by              Ted Sanders                     , its              CFO                     , hereby directly and unconditionally guarantees to and covenants with the Landlord the additional commitments from PC MALL CANADA INC. under the present Addendum, the whole as per Article 25.1 of the original 2nd floor lease signed the 11th of June, 2003.

13.

The parties agree that all other terms, conditions and obligations foreseen in the Lease Agreement, which have not been modified and/or annulled by this Addendum will continue to have force of law between them.

IN FAITH OF WHICH the parties have signed the present addendum, this              26th              day of              January      2004.

COMPLEXE RUE UNIVERSITÉ S.E.C.

/s/ Vincent Chiara
Witness	Per :	Vincent Chiara

PC MALL CANADA INC.

Diane Trester	/s/ Kris Rogers
Witness	Per :
Title :

PC MALL INC.

Diane Trester	/s/ Ted Sanders
Witness	Per :
	Title :	CFO

“SCHEDULE B.1”

LANDLORD’S WORK

Items described as part of the Base Building may have to be furnished, installed, modified or adapted in order to meet Tenant’s needs as they are described in the Construction Plans.

•	Secondary exit door as per Building standard and meeting codes requirements for quantity and location.

•	Demising walls from slab to slab ready to receive Tenant’s finishes.

•

Suspended ceiling with acoustic tiles in an exposed inverted –t suspension. Stained, broken or discoloured tiles shall be replaced and the tiles mixed in such a way to obtain uniformity of the color and texture.

•	Clean and check for functionality the dual duct HVAC system with constant air volume, distribution on an open area concept.

•	Transformer and electrical panel, capacity to satisfy the specific needs of the Tenant for up to 2 watts/sq.ft. of the Premises.

•	Emergency lighting system open area concept.

•

Fluorescent lighting with acrylic lenses one (1) light fixture per 75 sq.ft. of rentable area and one (1) electrical switch for the entire space, open area concept. Existing fixtures to be cleaned and functional, as required.

•	Building standard blinds for perimeter windows, if any.

All other work not included in the above will be at Tenant’s expense.